Filed Pursuant to Rule 433

Registration Statement No. 333-233378

Issuer Free Writing Prospectus dated August 23, 2019

Relating to Preliminary Prospectus dated August 20, 2019

Corporate Presentation 2019 Advanced Technology for Better Drug Delivery Options

SAFE HARBOR STATEMENT

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning TFF Pharmaceuticals, Inc. (“TFF”, the “Company,” “we,” “us,” and “our”). The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

- our future financial and operating results;
- our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;
- the timing and success of our plan of commercialization;
- our ability to successfully develop and clinically test our product candidates; and
- our ability to file for FDA approval of our product candidates through the 505(b)(2) regulatory pathway.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Registration Statement on Form S-1 filed by TFF with the Securities and Exchange Commission on August 20, 2019. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this document may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur.

This document contains only basic information concerning TFF. Because it is a summary it does not contain all of the information you should consider before investing.

TFF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TFF has filed with the SEC for more complete information about TFF and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, TFF, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling National Securities Corporation toll-free at 833-737-4357.

TFF PHARMACEUTICALS

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COMPANY OVERVIEW • The Thin Film Freezing platform converts poorly absorbed drugs into inhalable dry powder drugs in multiple $Billion markets • Expect two NDA filings within 34 months at clinical and development cost of $27MM • CEO Glenn Mattes is an experienced pharma industry executive (Centocor, Johnson & Johnson, Rhone - Poulenc Rorer) • TFF has two product candidates under development and several business development opportunities • Robust IP estate including 36 patents issued and/or pending 3

PREVIOUS EXPERIENCE TFF LEADERSHIP BOARD OF DIRECTORS Highly Experienced Healthcare Executives • Former CEO and Board level roles • Deep functional experience in all areas of healthcare companies • Commercially successful enterprises • Track record of numerous significant exits and transactions 4 GLENN MATTES President & Chief Executive Officer • 30 years of business leadership experience in development and commercial launches of global therapeutics • Former CEO of Tibotec Therapeutics, a J&J company, and Rhone - Poulenc Rorer/Canada, and in addition to other senior C - suite positions at Centocor and J&J • Critical roles in launch of J&J’s first two HIV/AIDS therapeutics, as well as other drugs Doxil, Procrit, Remicade, Taxotere and Lovenox • Appointed to the President’s Advisory Council on HIV/AIDS by President George W. Bush and the US Secretary of Health and Human Services

PROBLEM 5 Poorly Absorbed Drugs Missing the Target: Many drugs intended for one organ, especially therapeutics intended for lung conditions, often don’t reach their target due to poor absorption. This can cause poor efficacy and serious safety concerns. This is true not only for lung conditions but also applies to many therapeutic and medicinal categories. Advanced Technology for Better Drug Delivery: One solution to this problem would be to make these drugs inhalable. However, due to poor water solubility, not every drug can be formulated and delivered in this manner. We believe biologics, the fastest growing segment of the pharma industry, and combination drugs are especially poorly - suited to the inhalable format using today’s inhalation technology.

Industry - validated, peer - reviewed and scalable platform • Platform has been tested in a clinical setting • More than a dozen finished formulations of high value drugs, both small molecules & biologics • TFF is manufacturing drugs for clinical studies using GMP standards • Strong IP portfolio: TFF process, multiple drug opportunities, internally - developed products • Pursuing global orphan drug designations 6 A REVOLUTIONARY PLATFORM FOR ENABLING INHALABLE DRUGS THIN FILM FREEZING

Two NDA filings expected within 34 months Initial NDA Filing (TFF VORI) • Expected in 31 months via 505(b)(2) pathway Second NDA Filing (TFF TAC) • Expected in 34 months via 505(b)(2) pathway TFF Triple Combo • Targets COPD; Pursuing Big Pharma Collaboration Business Development • Broad array of TFF platform applications and partnership opportunities 7 A REVOLUTIONARY TECHNOLOGY FOR ENABLING INHALABLE DRUGS THIN FILM FREEZING

MULTIPLE LARGE TARGET MARKET OPPORTUNITIES 8 • COPD market $10B annually (2015) going to $14B (2025) 3 TRIPLE COMBO TFF VORI • Antifungal sales topped $4B 1 • Global immunosuppressant market for acute rejection $15B 2 annually by 2023 TFF TAC • Dozens of off - patent drug targets, many addressing markets of $100 to $500 million • Numerous other opportunities, including enabling NCE’s, across therapeutic categories Business Development

9 COMMERCIALIZED PRODUCT POWDER FILLING IN CAPSULE SOLVENT REMOVAL BY LYOPHILIZATION RAPID - FREEZING ON A CRYOGENIC DRUM DRUG/EXCIPIENT IN SOLUTION

TFF PLATFORM ADVANTAGES 10 POTENTIAL TO PREVENT MOLECULAR DAMAGE: SUITABILITY FOR DRY POWDER INHALERS: YES NO YES YES YES YES YES NO YES NO NO YES

• TFF has engaged Core Rx and Irisys to manufacture GMP batches of VORI and TAC for clinical trials and is in discussions with Patheon for a long - term commercial manufacturing agreement • TFF process scale supports Phase I/II supply needs and business development • Supplies for 28 - day GLP studies successfully manufactured • Analytical methods for GLP studies validated 11 GMP MANUFACTURING READINESS

12 A TWO - PRONGED STRATEGY FOR LEVERAGING TFF FORMULATIONS AND MAXIMIZING VALUE IN - HOUSE DEVELOPMENT • TFF VORI for ABPA/IPA • TFF TAC for lung transplant and severe asthma • Additional pipeline assets in early development, one provisional patent already filed PHARMA LICENSING PLATFORM • Pursue R&D Collaborations to provide direct - to - lung delivery for oncology, COPD, PAH, CF, biologics, and combinations • Enhance large pharma's patent position on already marketed drugs – 18 potential candidates already identified • Compelling indications include insomnia, migraines, PAH, vaccines, and medicinal use of cannabinoids TFF BUSINESS MODEL

Voriconazole Inhalation Target Indications: Voriconazole Inhalation Powder is an azole antifungal being developed for the treatment of adults and pediatric patients 2 years of age and older with: • Invasive Pulmonary Aspergillosis (IPA) • Allergic Bronchopulmonary Aspergillosis (ABPA) 13 VORICONAZOLE INHALATION POWDER TARGET INDICATIONS

• Advantages over alternatives: Reduced side effects; direct to site of infection • Alternatives: Oral and IV Amphotericin, Voriconazole and other Azoles, Candins • Markets: • Antifungal sales topped $4B 1 . However, an inhaled voriconazole for ABPA and unmet medical needs could achieve blockbuster status • Market: IPA* - 40K US annually representing >$300MM 4 opportunity, ABPA - $1B annually 4 • Safety: Well tolerated, 28 - day tox studies completed. IND enabling tox studies completed • Phase I trials expected to begin October 2019 • Proof of Concept: For IPA, 3X better animal survival vs. Amphotericin in preclinical animal testing • Approximately $11MM to get to an NDA filing by Q1 2022 14 *Orphan Drug Opportunity for TFF TFF VORI Well tolerated, 3X better survival in pre - clinical testing

Tacrolimus Inhalation Powder Target Indication: Either alone or in combination, Tacrolimus Inhalation Powder is being developed for the prophylaxis of organ rejection in patients receiving lung transplants. 15 TACROLIMUS INHALATION POWDER TARGET INDICATION

• Advantages over alternatives: Reduced side effects; direct to site • Alternatives: Oral and IV immunosuppressants • Markets: • Lung Transplant addressable market: >$1B 5 * • Severe Asthma >$1B 6 annually, growing to $5.3B 6 by 2023 • Safety: • Rat: well tolerated 28 days, high dose tolerance • Well tolerated by 20 healthy humans (peer - reviewed article) • Proof of Concept: • Rat lung transplant, asthma • Peer - reviewed study • Approximately $15MM to get to an NDA filing by Q2 2022 16 *Orphan designation ALREADY SHOWN TO BE SAFE IN HEALTHY HUMANS TFF TAC

TFF VORI AND TFF TAC SALES WORLDWIDE 17 TFF VORI* • $160MM in potential net peak sales worldwide • Assuming acute IPA penetration of 18%; at risk penetration 2% TFF TAC* • $400MM in potential net peak sales worldwide • Assuming 27% penetration MARKET ACCESS CONSIDERATION Once TFF VORI and TFF TAC demonstrate a safety advantage, payer respondents said they would be covered no matter the cost. *Forecasted

18 BUSINESS DEVELOPMENT – The Power of TFF Platform • Pursuing R&D Collaborations to provide direct - to - lung delivery for oncology, COPD, PAH, CF, biologics, combinations, and others • Enhance large pharma’s life cycle on already marketed drugs – 18 potential candidates already identified • Compelling indications include insomnia, migraines, PAH, vaccines, and medicinal use of cannabinoids

PHARMA TARGET PARTNERS 19 Active discussions continuing with the following pharma targets on potential collaborations: Ongoing discussions with the following pharma partners:

CBD TARGET PARTNERS 20 Active discussions continuing with the following medicinal and/or Rx partners on potential collaborations: Ongoing discussions with the following medicinal and/or Rx partners:

INTERNAL POTENTIAL PROGRAMS 21 UNDER CONSIDERATION FOR POTENTIAL DEVELOPMENT BY TFF Existing known compounds already delivered to the lung Currently Evaluating: • PAH Potential Others: • COPD treatments • CF treatments • Respiratory distress syndrome Existing known compounds non - lung delivered Currently Evaluating: • AAT for AAT deficiency Potential Others: • Migraine • Insomnia • Parkinson’s Reformulation of Vaccines New Chemical Entities In preliminary discussions with a global pharmaceutical company to potentially test one of their proprietary compounds in the TFF platform. Ongoing discussions with multiple global pharma companies to potentially reformulate their existing vaccines into dry powder formulations for reconstitution on site.

VORI AND TAC - INFLECTION POINTS/CATALYTIC EVENTS 22

USE OF PROCEEDS 23 • Pre - clinical development, analysis & preparation; completion of Phase I and Phase II studies • Invest selectively in potential expansion products • Highly selective expansion of TFF core team • Continue and expand business development opportunities • Continue manufacturing of cGMP batches for clinical trials of TFF VORI and TFF TAC

OFFERING DETAILS 24 Proposed Offering With Over - allotment Option Proposed Price per Share $5.00 $5.00 Shares Offered 4.4 million 5.1 million Gross Proceeds $22 million $25.3 million Shares Outstanding Post - Offering 17.9 million 18.6 million Implied Market Cap Post - Offering (at $5 per share) $89 million $93 million

• Revolutionary platform for enabling inhalable drugs • Multiple $Billion+ markets • GMP manufacturing established for clinical trials with leading CMO partners • Accelerated 505(b)(2) regulatory pathway • Two NDA filings for approximately $27MM clinical cost • Broad array of business development initiatives • Proven team, multiple significant exits • Strong patent portfolio: TFF process, drug opportunities, new IP development 25 KEY TAKEAWAYS

ENDNOTES 26 1. Antifungal Market Growth - 2013. Global Data Research Report https://www.globaldata.com/ (last accessed February 15, 2019). TFF Pharmaceuticals Estimates Q1 2019 2. Growth of Global Immunosuppressant Market for Acute Rejection - 2013. Global Data Research Report https://www.globaldata.com/ (last accessed January 10, 2019). 3. COPD Market Growth – 2017. Global Data Research Report https://www.globaldata.com/ (last accessed February 22, 2019). 4. APBA Annual Market Growth, TFF Pharmaceuticals Estimates Q1 2019. 5. Lung Transplant Addressable Market Growth, TFF Pharmaceuticals Estimates Q1 2019. 6. Severe Asthma Market Growth - 2015. Global Data Research Report https://www.globaldata.com/ (last accessed February 20, 2019). TFF Pharmaceuticals Estimates Q1 2019 IMAGE CITATION: Slide 6 – CHEST, Volume 144, Issue 4, Table of Contents, October 2013. Article Title, “Safety and Tolerability of Single Dose Inhaled Dry Powder Tacrolimus in Healthy Subjects”

THANK YOU 27

TFF EXECUTIVE TEAM • 30 years of business leadership experience in development and commercial launches of global therapeutics • Former CEO of publicly traded Arno Therapeutics, and senior positions with Tibotec Therapeutics, a J&J operating company, and Rhone - Poulenc Rorer • Critical roles in launch of J&J’s first two HIV/AIDS therapeutics, as well as other drugs Doxil, Procrit, Remicade, Taxotere and Lovenox • Appointed to the President’s Advisory Council on HIV/AIDS by President George W. Bush and the US Secretary of Health and Human Services GLENN MATTES PRESIDENT & CHIEF EXECUTIVE OFFICER BRIAN WINDSOR, PH.D. BOARD MEMBER AND CSO KIRK COLEMAN CHIEF FINANCIAL OFFICER • 18 years management of biotech companies • President of Enavail, led work on TFF platform. Managed all development efforts for 10 life science companies at Emergent Technologies • Oversaw in - licensing of TFF to Lung Therapeutics, Inc • CEO of Lung Therapeutics, Inc • Joined TFF Pharmaceuticals as Chief Financial Officer January 2018 • 20 years of experience in venture capital investments • Former executive officer of Steelhead Capital Management, LLC and Bios Partners, LP, venture capital firm focused on investment in early - stage and growth - stage biotech and medical device companies • Treasurer for EFO Holdings, LP A1

HARLAN F. WEISMAN, M.D. BOARD MEMBER • Senior healthcare executive with 30 years experience in the launch of pharmaceutical products • Currently Managing Director of And - One Consulting, LLC, advising medical product companies, investment firms, and government and non - government healthcare organizations in innovation strategies for healthcare products and services • J&J senior executive for more than 20 years • Recognized authority on medical product development and healthcare policy. RANDY THURMAN BOARD MEMBER • 30 years in executive leadership, M&A and corporate governance in healthcare technology, biopharma, medical devices and clinical diagnostics • Global experience in Europe, Asia, Middle East and Latin America • Former Director & President, Rhone - Poulenc Rorer Pharmaceuticals, and Chairman/CEO positions with Corning Life Sciences and VIASYS Healthcare, Inc • Currently Executive Chairman, Outlook Pharmaceuticals, Inc TFF BOARD OF DIRECTORS BOB MILLS BOARD MEMBER • 39 - year pharmaceutical industry veteran with expertise across GMP Operations, Clinical Research, Regulatory Affairs, R&D, Product Development and Manufacturing. • Former President and CEO of Scientific Protein Labs; President, Qualitest Pharmaceuticals; CEO, Columbia Laboratories, Inc; Alpharma, Inc.; and Rhone - Poulenc Rorer • Substantial business development experience with multiple product acquisitions, joint ventures and product divestitures • Successful track record with the FDA, market share expansion and new product launches STEVEN ROCAMBOLI BOARD MEMBER • Strategic business consultant and legal counsel to life science entrepreneurs, companies and investors throughout the world • Expertise in corporate strategy and finance, partner transactions and operations initiatives • Former Chief Business Officer, Advantagene; Senior Managing Director & General Counsel, Paramount BioCapital; President, Pear Tree Pharmaceuticals • Board Member of Cortice BioSciences and Androvia Life Sciences A2 AARON FLETCHER, PH.D. CHAIRMAN OF THE BOARD • Founder of Bios Research, Managing Partner of Bios Partners • Lead investor in 8 early - stage life science firms, including Encore Vision (“EV”) • Led origination & closing of sale of EV to Novartis for $375MM plus substantial potential milestone payments • Director, Lung Therapeutics, Inc

TFF VORI: CLINICAL DEVELOPMENT PLANS Clinical Trial Plans Phase I – SAD/MAD Trial in normal healthy volunteers • Endpoints: Safety, tolerability and pharmacokinetics • Single Ascending Dose (SAD) • 4 cohorts with 6 active + 2 Placebo (6 + 2 design) • 10, 20, 40, and 80 mg dose levels • Multiple Ascending Dose (MAD) • 14 - day dosing twice daily • 4 cohorts with 6 + 2 design Phase 2 – Dose finding efficacy study in Invasive Pulmonary Aspergillosis patients • Administer 40 or 80 mg of TFF VORI for BID up to 3 months • Endpoints: Safety, tolerability, pharmacokinetics, and efficacy • Adaptive design with interim analysis to select and expand optimal dose cohort • Potential for registration A3

Total Amount: Approximately $11MM TFF VORI DEVELOPMENT TIMELINE Additional scenarios exist that include the possibility of longer durations, costs, efforts, and/or even FDA denying use of 5 05 (B)(2) application, although TFF believes the above timeline to be reasonable and most relevant based on current understandin gs and expectations. A4

TFF TAC: CLINICAL DEVELOPMENT PLANS Clinical Trial Plans Phase I – SAD/MAD Trial in normal healthy volunteers • Endpoints: Safety, tolerability and pharmacokinetics • Single Ascending Dose (SAD) • 4 cohorts with 6 active + 2 Placebo (6 + 2 design) • 0.5, 1.0, 2.5 and 5.0 mg dose levels • 2.5 mg cohort gets a second dose with food to study food effect on PK • Multiple Ascending Dose (MAD) • 14 - day dosing twice daily • 2 cohorts with 6 + 2 design • 2.5 and 5.0 mg dose levels anticipated • MAD (30 - day) in Lung Transplant Patients • Administer 2.5 or 5.0 mg of TFF Tac and adjust oral tac dose to achieve therapeutic levels in blood Phase 2b/3a – Proof of Concept in in Lung Transplant Patients (6 months of treatment) • Administer 2.5 or 5.0 mg of TFF Tac with required oral tac dose to achieve therapeutic levels in blood • Endpoints: frequency of acute rejection events, safety, tolerability, pharmacokinetics • Adaptive design with interim analysis to select and expand optimal dose cohort • Potential for registration A5

Total Amount: Approximately $15MM TFF TAC DEVELOPMENT TIMELINE A6 Additional scenarios exist that include the possibility of longer durations, costs, efforts, and/or even FDA denying use of 5 05 (B)(2) application, although TFF believes the above timeline to be reasonable and most relevant based on current understandin gs and expectations.

TRANSFORMATION SINCE SERIES A • Completed / completing pre - clinical toxicology programs in support of VORI and TAC IND filings • Secured GMP site manufacturing support for VORI and TAC phase I & II campaigns • Technical assessment of TFF enabling technology on CBD and vaccine portfolio extensions • Secured TAC Pre - IND meeting date (Sept. 26). Submitted briefing document to FDA • Advanced business development / partnership discussions • Added two clinical advisors (Jay Peters, MD - University of Texas and Harold Smith, PhD – University of Rochester) • Expanded IP portfolio • Prepared VORI orphan application for US & EMEA A7

Dr. Williams’ research interests include development of novel drug delivery systems for oral, pulmonary, nasal, injectable, buccal and topical administration, as well as the development of novel particle engineering technologies. His research devotes significant effort to enhance drug solubility and dissolution through novel technologies, including thin film freezing and precipitation processes, and thermal processes. • Professor and head of The University of Texas at Austin ௗ College of Pharmacy’s Division of Molecular Pharmaceutics and Drug Delivery • Named the 2017 Inventor of the Year by the university’s Office of Technology Commercialization. The prestigious award honors a researcher whose discoveries have made a significant impact in commercialized technologies • 35 issued and pending patents in the fields of drug delivery, processing and biotechnology • Johnson & Johnson Centennial Chair • Fellow of the American Association of Pharmaceutical Scientists (AAPS) since 2006 • Fellow of the American Institute of Medical and Biological Engineering in 2008 • Has published more than 400 peer - reviewed research articles, reviews, abstracts and book chapters • Co - edited two books in the fields of pharmaceutical technology and drug delivery, including “Formulating Poorly Water Soluble Drugs,” Second Edition (AAPSPRESS and Springer) • Editor - in - Chief of AAPS PharmSciTech • Serves on the editorial advisory board of The Journal of Drug Delivery Science and Technology ( Elsevier) • Co - founded several pharmaceutical companies Robert O. (Bill) Williams III, Ph.D., University of Texas Scientist, Researcher and Inventor A8